COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of the Company for the nine months ended November 30, 1998 and 1997 and for the five fiscal years ended February 28, 1998 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                  Nine Months Ended
                                    November 30,                     Fiscal Years Ended February 29(28),
                               ------------------------- ------------------------------------------------------------------
                                  1998         1997          1998         1997          1996         1995         1994
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------
Net earnings                    $283,802     $259,881     $344,983      $257,358     $195,720       $ 88,407     $179,460
Income tax expense               181,447      166,154      220,563       164,540      130,480         58,938      119,640
Interest charges                 528,017      291,935      424,341       316,705      281,573        205,464      219,898
Interest portion of rental
  Expense                          3,914        2,703       10,055         7,420        6,803          7,379        6,372
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------

Earnings available to cover
  fixed charges                 $997,180     $720,673     $999,942      $746,023     $614,576       $360,188     $525,370
                               ============ ============ ============= ============ ============= ============ ============

Fixed charges
  Interest charges              $528,017     $291,935     $424,341      $316,705     $281,573       $205,464     $219,898
  Interest portion of rental
    expense                        3,914        2,703       10,055         7,420        6,803          7,379        6,372
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------

      Total fixed charges       $531,931     $294,638     $434,396      $324,125     $288,376      $212,843      $226,270
                               ============ ============ ============= ============ ============= ============ ============

Ratio of earnings to fixed
  charges                           1.87         2.45         2.30          2.30         2.13          1.69         2.32
                               ============ ============ ============= ============ ============= ============ ============
